Exhibit 99.1

                                  PRESS RELEASE
                                                                   July 18, 2003
                                                          Contact: Tiffany Glenn
                                                                  (757) 436-1000

              DONALD W. FULTON, JR. JOINS HAMPTON ROADS BANKSHARES
                     AS SVP AND CHIEF ADMINISTRATIVE OFFICER

CHESAPEAKE, VA - Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, is pleased to announce that Donald W. Fulton, Jr. has joined the Company as a Senior Vice President and Chief Administrative Officer. His primary areas of responsibility will include Corporate Finance, Capital Management and Planning, Investor Relations, Financial Analysis, Strategic Planning for Non-Bank Ventures, and Administration and Implementation of Employee Benefit Plans.

Mr. Fulton's banking career spans 35 years and covers all facets of the industry. Prior to joining Hampton Roads Bankshares, Mr. Fulton most recently served as a Senior Vice President and the Chief Financial Officer at James River Bankshares, Inc. Before joining James River Bankshares, Mr. Fulton served as the Vice President of Investor Relations at Jefferson Bankshares, Inc. for 15 years. Some of the other capacities in which he has served during his banking career include Branch Manager, Loan Officer, and Branch Administrator.

As vast as Mr. Fulton's experience is his educational background. He is a graduate of the University of Virginia, the Virginia Maryland School of Bank Management at the University of Virginia, and the Stonier Graduate School of Banking at Rutgers University. His professional
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affiliations include the Virginia Bankers Association  Management Services Board
of  Directors,   Financial  Executives  Institute,  and  the  National  Investor
Relations Institute.

      We are pleased to welcome Mr. Fulton to our organization and look forward to the positive contributions he will make to Hampton Roads Bankshares and its subsidiaries.

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